Given to Each Participant

PERSONAL AND CONFIDENTIAL

EXECUTIVE OFFICER LEVEL

Palomar Medical Technologies, Inc.
2010 Incentive Compensation Program
Operating Period — January 1, 2010 to December 31, 2010

General

The amount of bonus each participant receives will depend on the 2010 actual performance of Palomar against the Palomar 2010 Operating Plan and each participant’s contribution toward achieving the Plan. The payout is calculated based on each participant’s 2010 base salary that was effective as of January 1, 2010.

Upon Palomar achieving the Bonus Levels as described below, each participant’s bonus amount will be adjusted based on each participant’s contribution toward achieving the Plan, including, but not limited to, the following objectives:

        — Increase laser liposuction market share through education of the advantages of SlimLipo
        **

        — Launch the home wrinkle treatment product by the end of the year
        **

        — Increase international sales by supporting and adding distributors
        **

        — Support strength of our products with clinical studies, white papers and luminary support

        — Manage patent litigation cases to maximize chances for favorable outcomes

Calculation of Incentive Compensation Amounts:

      Base Bonus Level:

        Up to 36.29% of base salary if Palomar achieves the 2010 Operating Plan results from operations before other income/expense and before taxes (including the P&L charge for this Incentive Compensation Program), excluding the following items: (i) outside legal patent litigation costs, (ii) FAS123R non-cash compensation expense and (iii) additional costs related to the new building (“Base Bonus Level”).

      Additional Bonus Level:

        Up to an additional 1.82% of base salary or fraction thereof for each one hundred thousand dollars ($100,000) that Palomar exceeds the Base Bonus Level.

        As an example, if the plan is exceeded by $50,000, the additional bonus will be up to 0.91% (1.82% x $50,000/$100,000) of base salary.

        As another example, if the plan is exceeded by $200,000, the additional bonus will be up to 3.64% (1.82% x $200,000/$100,000) of base salary.

        As another example, if the plan is exceeded by $350,000, the additional bonus will be up to 6.37% (1.82% x $350,000/$100,000) of base salary.

        The Total Bonus payout shall be no more than 200% of each participant’s base salary.

** This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on February 24, 2010.

Given to Each Participant

PERSONAL AND CONFIDENTIAL

1.

No incentive compensation will paid unless Palomar achieves the Base Bonus Level as listed above. Even if the Base Bonus Level is achieved, the Compensation Committee of the Board of Directors (BOD) may adjust the incentive compensation based on the individual’s performance.

2.	No incentive compensation will accrue to the benefit of any participant until December 31, 2010, at which time the participant must be an employee of Palomar.

3.	Incentive compensation for the 2010 operating period will be paid by March 15, 2011, unless otherwise determined by the Compensation Committee of the BOD.

4.	Where necessary the Compensation Committee of the BOD may adjust financial results to exclude unusual transactions not deemed to be part of normal current operations.

5.	This Incentive Compensation Program may be modified for any reason without notice to the employee in part or in its entirety by the Compensation Committee of the BOD of Palomar.

6.	Continuance of this particular Incentive Compensation Program beyond December 31, 2010 is not guaranteed.

Approved by:

/s/ James G. Martin
James G. Martin
Chairman of the Compensation Committee
Palomar Medical Technologies, Inc.
Approved by BOD on February 9, 2010

Received by:

/s/ Louis P. Valente
Participant

/s/ Joseph P. Caruso
Participant

/s/ Paul S. Weiner
Participant